Exhibit 15

To the Stockholders

Overseas Shipholding Group, Inc.

We are aware of the incorporation by reference in the Registration Statements (Form S-8 No. 333-88581, Form S-8 No. 333-95029, Form S-8 No. 333-40204 and Form S-8 No. 333-121188) of Overseas Shipholding Group, Inc. of our report dated April 30, 2008 relating to the unaudited condensed consolidated interim financial statements of Overseas Shipholding Group, Inc. which are included in its Form 10-Q for the quarter ended March 31, 2008.

Pursuant to Rule 436(c) of the Securities Act of 1933, our report is not part of a registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

ERNST & YOUNG LLP

New York, New York

April 30, 2008